Exhibit 4.1

Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado 80132

March 16, 2021

Advisors Disciplined Trust 2060

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 22W Floor

New York, NY 10286

Re: Advisors Disciplined Trust 2060 (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-251348 for the above captioned Fund. We hereby consent to the use in the Registration Statement of the references to Advisors Asset Management, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Advisors Asset Management, Inc.

By	/s/ ALEX R. MEITZNER
Alex R. Meitzner
Senior Vice President